UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

  RAVEN MOON ENTERTAINMENT, INC.
(Exact Name of registrant as specified in its charter)

Florida	000-24727	59-3485779
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation or organizations)		Identification Number)

2005 Tree Fork Lane, Ste.101
Longwood, Florida 32750

(Address of Principal Executive Offices)

2006 EQUITY COMPENSATION PLAN

(Full title of the Plan)

RAVEN MOON ENTERTAINMENT, INC.
President,2005 Tree Fork Lane, Suite 101
Longwood, Florida 32750

(Name and address of agent for service)

(407) 774-4462

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Securities to be	Amount to be	Maximum	Maximum	Amount of
Registered	Registered	Offering Price	Aggregate	Registration Fee (2)
		Per Share(2)	Offering Price(2)

Common Shares	1,000,000,000(1)	$.02	$ 20,000,000	$ 2140

(1) Pursuant to Rule 416, this Registration Statement shall be deemed to include shares that may be issued under options and similar rights granted by the Company, in accordance with the underlying Plan, with exercise prices to be set by the Board of Directors.

(2) Computed pursuant to Rule 457(F)solely of the purpose of calculating the registration fee and not as a representation as to any actual or proposed price. The fee is an estimate based upon the average of the closing price of the common stock, reported on the NASD Bulletin Board for December 15, 2006.

PROSPECTUS

This Prospectus relates to the offer and sale by the "Company" of shares of its common stock (the "Common Stock") and/or related rights to certain consultants (the "Consultants")from time to time, for payment of services. The Company is registering hereunder and then issuing, upon receipt of adequate consideration therefore as determined by the Board of Directors, to the Consultants, shares of Common Stock in consideration for services to be performed under the respective agreements when entered into (shares may also be issued subject to issuance under options to be negotiated).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 18, 2006

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration
Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to the President of the Company at address herein. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. The Company's stock is traded on the over-the-counter market and is currently reported by the NASD Bulletin Board.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of the Company since the date hereof.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

    Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission as such information is either contained in the consulting agreement or services agreement between the Registrant and each of the participants or provided to each of the participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such consulting agreements, services agreements, additional information, and the information incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Herein, “Company” or “Registrant” is Raven Moon Entertainment, Inc. Exchange Act means  the Securities Exchange Act of 1934, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents are incorporated by reference to this Registration Statement and made a part hereof:

    (a) the Registrant's SEC Form 10-KSB, for the year ended December 31, 2005, including any amendment;

    (b) and all other reports, including amendments, filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) immediately above, including, without limitation, Forms 10-QSB, and 8-K; and

    (c) A description of the securities of the Registrant, which is contained in a registration statement under Form 10 of the Registrant, filed August, 1998, under the Exchange Act, as amended (subsequently modified by subsequent filings with the SEC in accordance with filings under the Securities Act of 1933, as amended (“Securities Act”), and the Exchange Act, as amended) including any and all amendments or reports filed for the purpose of updating or further defining such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

 No description of the class of securities (i.e. common stock) is required under this item because the Common Stock is registered under Section 12 of the Exchange Act. (Nevertheless, a description is available from the Company or may be found in the filings with the SEC.)

ITEM 5. Interests of Named Experts and Counsel.

None subject to reporting.

ITEM 6. Indemnification of Directors and Officers.

The Registrant's Articles of Incorporation and Bylaws and the Florida Business Corporation Act provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

ITEM 7. Exemption From Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit Number	Description

4.1	2006 Equity Compensation Plan

4.2	Articles of Incorporation *

4.3	Bylaws *

5	Opinion of Counsel

23.1	Consent of Independent
Certified Public Accountants

23.2	Consent of Counsel (Included in Exhibit 5)
___________________________

* Incorporated by reference to Form 10 of the Registrant, filed August, 1998, under the Exchange Act, as amended, including any and all amendments to said Articles and Bylaws contained in any subsequent reports or registrations on file with the SEC.

ITEM 9. Undertakings

1. The Registrant hereby undertakes:

    (a) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i)include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the formation in the registration statement;
      (iii) include any additional or changed material information on the plan of distribution.

    (b) for the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide; and

    (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (d) for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on this 22nd day of December, 2006.

RAVEN MOON ENTERTAINMENT, INC.

Date: December 22, 2006	By:	/s/ Joey DiFrancesco

President

Pursuant to the requirements of the Securities Act of 1933 (as amended), this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joey DiFrancesco	President, Director	12/22/06
(Principal Executive Officer
and Principal Financial Officer)

/s/ Lawrence Oakley	Director	12/22/06

/s/ Janice K. Battenberg	Director	12/22/06

/s/ Robert J. McCarthy	Director	12/22/06